PURCHASE AGREEMENT


      THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 18th day of November 2005, by and between the following:

      STEVEN REUTHER, an individual, and SAMUEL MAURO, an individual, (collectively hereinafter, the "Sellers"); and

      M POWER ENTERTAINMENT INC., a Delaware corporation (hereinafter "MPWE" or "Buyer").

                       W I T N E S S E T H

      WHEREAS, subject to the terms and conditions of this Agreement, MPWE and Sellers desire for MPWE to purchase from Sellers, and for Sellers to sell to MPWE, all of the outstanding common stock of Tropical Printing LLC, a Florida corporation (the "Tropical Stock" and "'Tropical" respectively); and

      WHEREAS, the Board of Directors of MPWE deems it desirable and in the best interests of MPWE and its stockholders that MPWE purchase the Tropical Stock, in consideration of $450,000 to be paid in the shares of restricted common stock of MPWE, par value $.001, to the Sellers (the "MPWE Shares"); and

      WHEREAS. Sellers deem it desirable and in the best interests of Sellers that Sellers sell the Tropical Stock to MPWE; and

      WHEREAS, MPWE and Sellers desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated by this Agreement; and

      WHEREAS, Sellers and the Board of Directors of MPWE have approved and adopted this Agreement, subject to the terms and conditions set forth herein;

      NOW, THEREFORE. in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                            SECTION 1

                           DEFINITIONS

      1.1 "Agreement", "Tropical", "Tropical Stock", "MPWE", "MPWE Shares", "Sellers", "Assets", respectfully shall have the meanings defined in the foregoing preamble and recitals to this Agreement.



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      1.2  "Closing Date" shall mean 4:00 o'clock p.m., Eastern time, Tuesday,
November 22, 2005, the date on which the parties hereto shall close the transactions contemplated herein.

      1.3  "1933 Act" shall mean the Securities Act of 1933, as amended.

      1.4 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

      1.5 "SEC Documents" shall have the meaning defined in Section 35 hereof.

      1.6  "Confidential information" shall have the meaning defined in
Section 11.1 hereof.

      1.7 "Assets" shall mean all equipment, real estate, proprietary assets, goodwill, trademarks, patents, and graphics as relating to normal business.


                            SECTION 2

        AGREEMENT FOR PURCHASE AND SALE OF TROPICAL STOCK


      2.1  Substantive Terms of the Purchase and Sale of Tropical Stock.

      Sellers shall sell and deliver to MPWE one hundred percent (100%) of the issued and outstanding capital stock of Tropical in a form enabling MPWE, then and there, to become the record and beneficial owner of said common stock, which represents all of the issued and outstanding capital stock of Tropical. In addition, the Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the purchaser, at the Closing Date, good and valid title to all Assets.

      2.2  Consideration Paid by MPWE

            (a) Tropical Subsidiary. It is the present intention of MPWE that, following the Closing Date, Tropical will operate as a wholly owned subsidiary ("Tropical-Sub") of MPWE.

            (b) Securities as Consideration. Buyer will issue to Mr. Reuther $400,000 and to Mr. Mauro $50,000 (totaling $450,000) worth of its restricted common stock at Closing Date. The MPWE shares shall be issued pursuant to an exemption from registration under the 1933 Act and from registration under any and all applicable state securities laws and the certificates representing the MPWE shares shall bear the restrictive legend set forth in Rule 144 of the Rules and Regulations of the 1933 Act and any appropriate legend required under applicable state securities laws.


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


            (c)  SEC Audit Compliance.   In compliance with SEC rules
requiring a completed audit of Tropical within 60 days from the Closing Date, Sellers agree to provide all necessary information and reasonable access to all pertinent records and transactions as required by Buyer's auditing firm.

            (d) Buyer's Right to Rescind. All MPWe securities issued to Sellers fro the acquisition of Tropical will remain under the Sellers' possession and control until a satisfactory audit has been obtained. In the event that a satisfactory audit is not provided to Buyer within 120 days from the Closing Date, Buyer may at its option rescind this Agreement. In the event of a rescission, Buyer and Sellers shall return all securities associated with the contemplated acquisition within 30 days from the date of notification from Buyer that it has made such an election.

            (e) Audit/Legal Fees. Buyer shall pay all audit fees associated with the acquisition of Tropical. Buyer and Sellers shall pay their own legal fees

            (f) Stock Options. During the term of their employment Mr. Reuther and Mr. Mauro shall be eligible to receive options to purchase Buyer's common stock. The number of options and the conditions for such options shall be set by Buyer's Board of Directors Compensation Sub Committee.

      2.3  Additional Consideration Paid by Tropical

            (a) No less than one percent (1%) of Tropical's gross revenues shall be paid monthly to MPWE in consideration of overhead costs related to regular business practices. Payment shall be due and payable on the 25th of the following month. The percentage will increase in accordance with Tropical's performance and ability to pay.


                            SECTION 3

              REPRESENTATIONS AND WARRANTIES OF MPWE

      MPWE, in order to induce the Sellers to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to Sellers as follows:

      3.1 Organization and Qualification. MPWE is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with all requisite power and authority to own its property and to carry on its business as it is now being conducted. MPWE is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, lease, or operation of property or the conduct of business requires such qualification, except where the failure to be in good standing or so qualified would not have a material, adverse effect on the financial condition or business of MPWE.

      3.2  Ownership of MPWE.   MPWE is authorized to issue two classes of
stock of up to 275,000,000 common shares, $0.001 par value per share, of which approximately 43,889,688 are currently issued and outstanding, and up to 10,000,000 preferred shares, $0.001 par value per share of which there are 232,276 shares outstanding.


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      3.3  Authorization and Validity.  MPWE has the requisite power and is duly authorized to execute and deliver and to carry out the terms of this Agreement. The board of directors and stockholders of MPWE have taken all action required by law, its Articles of Incorporation and Bylaws, both as amended, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to the satisfaction or waiver of the conditions precedent set forth in
Section 8 of this Agreement. Assuming this Agreement has been approved by all action necessary on the part of Sellers, this Agreement is a valid and binding agreement of MPWE.

      3.4  No Defaults.   MPWE is not in default under or in violation of any
provision of its Articles of Incorporation or Bylaws, both as amended. MPWE is not in default under or in violation of any material provision of any indenture, mortgage, deed of trust, lease, loan agreement, or other agreement or instrument to which it is a party or by which it is bound or to which any of it is subject, if such default would have a material, adverse effect on the financial condition or business of MPWE. MPWE is not in violation of any statute, law, ordinance, order, judgment, rule, regulation, permit, franchise, or other approval or authorization of any court or governmental agency or body having jurisdiction over it or any of its properties which, if enforced, would have a material, adverse effect on the financial condition or business of MPWE. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of or constitute a default under any of the foregoing or result in the creation of any lien, mortgage, pledge, charge, or encumbrance upon any asset of MPWE and no consents or waiver hereunder are required to be obtained in connection therewith in order to consummate the transactions contemplated by this Agreement.

      3.5 SEC Documents: Financial Statements. As of the Closing, MPWE has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents substantially complied in all material respects with the requirements for the 1934 Act and the rules and regulations of the SEC promulgated hereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective date, the financial statements of MPWE included in the SEC Documents substantially complied as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in substantial accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of MPWE as of the dates thereof and the results of its operation and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of MPWE to the Sellers which is not included in the SEC Documents, including, without limitation, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Neither the Company nor any of its officers, directors, employees or agents has provided the Sellers with any material, non-public information.



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      3.6  Absence of Certain Changes.  Since the most recent filing by MPWE with the SEC, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of MPWE. MPWE has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does MPWE have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

      3.7 Documents. The copies of all agreements and other instruments that have been delivered by MPWE to Sellers are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

      3.8  Disclosure.   The representations and warranties made by MPWE
herein and in any schedule, statement, certificate, or document furnished or to be finished by MPWE to Sellers pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.


                            SECTION 4

            REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers, in order to induce MPWE to execute this Agreement and to consummate the transactions contemplated herein, represent and warrant to MPWE as follows

      4.1 Organization and Qualification. Tropical is a Florida corporation, duly organized, validly existing, and in good standing under the laws of the State of Florida with all requisite power and authority to own its property and assets and to carry on its business as it is now being conducted.

      4.2 Ownership of Tropical Stock. Tropical is authorized to issue one class of stock of up to 1,000 shares of common stock, $1,000 par value per share. At the date hereof, of such authorized shares, 1,000 shares of common sock have been validly issued and are outstanding (for documentation, see Attachment), fully paid, and nonassessable. All of the shares of common stock are owned of record and beneficially by the Sellers, who have not granted any options, warrants, or other securities exercisable or convertible into or any calls, commitments, or agreements of any kind relating to any issued equity securities of Tropical. There are no options, warrants, or other securities exercisable or convertible into or any calls, commitments, or agreements of any kind relating to any unissued equity securities of Tropical by or on behalf of Tropical.


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      4.3  Authorization and Validity.  The Sellers have the requisite power and are duly authorized to execute and deliver and to carry out the terms of this Agreement. Assuming this Agreement has been approved by all action necessary on the part of MPWE, this Agreement is a valid and binding agreement of Sellers.

      4.4  Tropical Financial Statements

            (a) Tropical financial statements (as prepared by Sellers as the management of Tropical) for the current fiscal year ending December 31, 2004 and YTD 2005 and any notes thereto, fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in shareholders' equity, and cash flows of Tropical, consistent with the past practices of Tropical (collectively, "Tropical Financial Statements").

            (b) Tropical Financial Statements are capable of being examined, audited and reported upon with an unqualified opinion expressed by an independent certified public accountant and will comply with the requirements and standards set forth in Regulation S-X, as promulgated and adopted by the Securities and Exchange Commission.

      4.5 Conduct and Transactions of Tropical. Since inception, Tropical has conducted the operations of its business consistent with past practice and used its best efforts to maintain and preserve its properties, key employees, and relationships with customers and suppliers. Without limiting the foregoing, during such period Tropical did not:

            (a) Incur any liabilities except to maintain its facilities and assets in the ordinary course of its business;

            (b) Declare or pay any dividends on any shares of capital stock or make any other distribution of assets to the holders thereof;

            (c) Issue, reissue, or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue, or sell, any shares of capital stock or acquire or agree to acquire any shares of capital stock;

            (d) Amend its Articles of Incorporation or Bylaws or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

            (e) Pay or incur any obligation or liability, direct or contingent, except in the ordinary course of its business;

            (f) Incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise become responsible for obligations of any other party, or make loans or advances to any other party except in the ordinary course of its business;


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            (g)  Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees; or

            (h) Make any capital expenditures except in the ordinary course of its business.

      4.6 Compensation Due Employees. As of the Closing Date, Tropical will not have any outstanding liability for payment of wages, payroll taxes, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions, contributions under any employee benefit plans or other compensation, current or deferred, under any labor or employment contracts, whether oral or written, based upon or accruing in respect of those services of employees of Tropical that have been performed prior to the Closing Date. As of the Closing Date, Tropical will not have any unfunded, contingent or other liability under any defined benefits plan or any other retirement or retirement-type plan, whether such plan(s) are to continue or are thereupon terminated, except for the normal on-going obligations for future contributions under such plan(s) not related, generally or specifically, to the termination of such plan(s)

      4.7 Union Agreements and Employment Agreements. Tropical is not a party to any union agreement or any organized labor dispute. Tropical has no written or verbal employment agreements with any of its employees.

      4.8 Contracts and Leases. Tropical is not a party to any written or oral leases, commitments, or any other agreements except as attached to this Agreement, copies of which to be supplied to MPWE on or before closing. On the Closing Date, Tropical has paid or performed in all material respects all obligations required to be paid or performed by any of them to such date and will not be in default under any document, contract, agreement, lease or other commitment to which any of them is a party. Tropical shall provide to MPWE a list of all material contracts, purchase orders, etc. that might have a material influence on revenues for year 2004, 2005 and 2006.

      4.9 Insurance. There are no policies of insurance in effect, for equipment in place.

      4.10 Liabilities. Tropical has no liabilities, except as those incurred in the normal course of business, which liabilities are also set forth in relevant detail on Tropical Financial Statements.

      4.11 Proprietary Rights. Tropical owns or is duly licensed to use such trademarks and copyrights as are necessary to conduct its business as presently conducted. The conduct of business by Tropical does not, to the best knowledge of Sellers, infringe upon the trademarks or copyrights of any third pasty.

      4.12  Internal Controls. Since inception:

            (a) There have been no transactions except in accordance with the general or specific authorization of management of Tropical.



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            (b)  Tropical has devised and maintained systems of internal accounting controls and procedures (the "Internal Controls") that were designed with the objective of providing reasonable assurance that (1) Tropical transactions were properly authorized; (2) Tropical assets were safeguarded against unauthorized or improper use; and (3) Tropical transactions were properly recorded and reported, all (i) to permit the preparation of Tropical Financial Statements in conformity with generally accepted accounting principles and (ii) to maintain accountability for assets and expenses.

            (c) Tropical's chief executive officer has evaluated Tropical Internal Controls, which evaluation included a review of the controls' objectives and design and the controls' implementation by Tropical and its
management.   In the course of the Internal Controls' evaluation, Tropical management sought to identify data errors, controls problems, or acts of fraud and to confirm that appropriate corrective action, including process improvements, were being undertaken. Other personnel in Tropical organization also evaluated the Internal Controls on an ongoing basis. Among other matters, Tropical has sought to determine whether there were any "significant deficiencies" or "material weaknesses" in the Internal Controls, or whether Tropical had identified any acts of fraud involving personnel who had a significant role in the Internal Controls. For purposes of this subsection, "significant deficiencies" means "reportable conditions" (control issues that could have a significant adverse effect on the ability to record, process, summarize and report financial data in the financial statements) and "material weakness" means a particularly serious reportable condition where the Internal Controls do not reduce to a relatively low level the risk that misstatements caused by error or fraud may occur in amounts that would be martial in relation to Tropical Financial Statements and not be detected within a timely period by employees in the normal course of performing their assigned functions. Tropical has also sought to deal with other Internal Controls matters in the evaluation thereof, and, in each case if a problem was identified, Tropical considered what revision, improvement and/or correction to make in accord with its on-going procedures.

      4.13 Contracts and Agreements. Tropical is not a party to any material contracts or agreements in respect of the operation of its business other than those listed attached herein.

      4.14 Minute Books. The minute books of Tropical contains true, complete, and accurate records of all meetings and other corporate actions of its shareholders and Board of Directors, and true and accurate copies thereof have been delivered to counsel for MPWE prior to the Closing Date. The signatures appearing on all documents contained therein are the true signatures of the persons purposing to have signed the same.

      4.15 Litigation. There are no actions, suits, proceedings, orders, investigations, or claims (whether or not purportedly on behalf of Tropical) pending against or affecting Tropical at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending or threatened in writing during the 12-month period preceding the date hereof which, if adversely determined, would materially and adversely affect the financial condition of Tropical which seeks to prohibit, restrict, or delay the consummation of the stock sale contemplated hereby. Tropical is not operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.


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      4.16  Taxes.  At the Closing Date, all tax returns required to be filed with respect to the operations or assets of Tropical prior to Closing Date have been correctly prepared in all material respects and timely filed, and all taxes required to be paid in respect of the periods covered by such returns have been paid in full or adequate reserves have been established for the payment of such taxes. Tropical tax returns are true and complete in all material respects. No audits by federal or state authorities are currently pending or threatened.

      4.17 No Defaults. Tropical is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. Tropical is not in default under or in violation of any material provision of any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its assets no subject, if such default would have material, adverse effect on the financial condition or business of Topical. Tropical is not in violation of any statute, law, ordinance, order, judgment, rule, regulation, permit, franchise, or other approval or authorization of any court or governmental agency or body having jurisdiction over it or any of its properties which, if enforced, would have a material, adverse effect on the financial condition or business of Tropical. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of or constitute a default under any of the foregoing or result in the creation of any lien, mortgage, pledge, charge, or encumbrance upon any asset of Tropical and no consents or waivers thereunder are required to be obtained in connection therewith in order to consummate the transactions contemplated by this Agreement.

      4.18  Documents.   The copies of all agreements and other instruments
that have been delivered by Sellers to MPWE are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

      4.19 Disclosure. The representations and warranties made by Sellers herein and in any schedule, statement, certificate, or document furnished or to be furnished by Tropical and/or either of Sellers to MPWE pursuant to the provision hereof or in connection with the transactions contemplated hereby taken as a whole do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.

      4.20 Due Diligence. MPWE has completed its due diligence and is satisfied with the data provided by Sellers' accountants; however, Seller will cooperate in providing due diligence to MPWE, its accountants, auditors, financiers and lenders.

      4.21 Material Adverse Change. Sellers warrant and represent that there has been no material change in the assets, holdings or sources of revenue of the company which would adversely affect its valuation since the time of the signing of the letter of intent between the parties on August 1, 2005 until the closing date.

                            SECTION 5

                  INVESTIGATION:  PRESS RELEASE

      5.1  Investigation.


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            (a)  MPWE acknowledges that it has made an investigation of
Tropical to confirm, among other things, the assets, liabilities, and status of business of Tropical and the cash position, accounts receivable, liabilities, and mortgages in process. In the event of termination of this Agreement, MPWE will deliver to Sellers all documents, work papers, and other materials and all copies thereof obtained by MPWE, or on its behalf, from Tropical or Sellers, whether obtained before or after the execution hereof, will not use, directly or indirectly, any confidential information obtained from Tropical or Sellers hereunder or in connection herewith, and will keep all such information confidential and not use in any way detrimental to Tropical or Sellers except to the extent the same is publicly disclosed by Tropical or Sellers.

            (b) Sellers acknowledge that they have made an investigation of MPWE, which has included, among other things, the opportunity of discussions with executive officers of MPWE, and its accountants, investment bankers, and counsel. In the event of termination of this Agreement, Sellers will deliver to MPWE all documents, work papers, and other materials and all copies thereof obtained by either of them, or on behalf of either of them, from MPWE, whether obtained before or after the execution hereof and will not use, directly or indirectly, any confidential information obtained from MPWE hereunder or in connection herewith, and will keep all such information confidential and not use in any way detrimental to MPWE, except to the extent the same is publicly disclosed by MPWE.

            (c) Except in the event that any party hereto discovers in the course of its respective investigation any breach of a representation or warranty by the other party hereto and does not disclose it to such other party prior to the Closing Date, no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by any party hereto.

      5.2  Press Release.   MPWE and Sellers shall agree with each other as to
the form and substance of any press releases and the filing of any documents with any federal or state agency related to this Agreement and the transactions contemplated hereby and shall consult with each other as to the form and substance of other public disclosures related thereto; provided however, that nothing contained herein shall prohibit either party from making any disclosure that its counsel deems necessary.

                            SECTION 6

                            BROKERAGE

      6.1 Brokers and Finders. Neither MPWE nor Sellers, or any of their respective officers, directors, employees, or agents, have employed any banker, finder, or financial advisor or incurred any liability for any fee or commissions in connection with initiating the transactions contemplated herein. Each party hereto agrees to indemnify and hold the other party harmless against or in respect of any other commissions, finders fees, or brokerage fees incurred or alleged to have been incurred with respect to initiating the transactions contemplated herein as a result of any action of the indemnifying party.


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                            SECTION 7

                        CLOSING AGREEMENTS

      7.1 Closing Agreements. On the Closing Date, the following activities shall occur, the following agreements shall be executed and delivered, and the respective parties thereto shall have performed all acts that are required by the terms of such activities and agreements to have been performed simultaneously with the execution and delivery thereof as of the Closing Date:

            (a) Sellers have executed and delivered documents to MPWE sufficient then and there to transfer record and beneficial ownership to MPWE of the Tropical Stock, consisting of an aggregate of one hundred percent (100%) of the shares of common stock of Tropical. Such shares shall be validly issued, the total shares outstanding, not pledged, totally unencumbered, fully paid, and non-assessable.


            (b) MPWE shall have delivered to Sellers the MPWE shares in the name of STEVEN REUTHER and SAMUEL MAURO as follows: an aggregate of four hundred fifty thousand dollars ($450,000) of MPWE Common Stock of which four hundred thousand dollars ($400,000) of MPWE Common Stock will be in the name of STEVEN REUTHER and fifty thousand dollars ($50,000) of MPWE Common Stock
will be in the name of SAMUEL MAURO.   The MPWE shares shall be issued
pursuant to an exemption from registration under the 1933 Act and from registration under any and all applicable state securities laws and the certificates representing the MPWE shares shall bear the restrictive legend set forth in Rule 144 of the Rules and Regulations of the 1933 Act and any
appropriate legend required under applicable state securities laws.   The
exact number of shares to be issued shall be determined in each case by taking $450,000 and dividing that sum by the average closing price for the five day trading period immediately prior to Closing Date. The closing price on 11/14/2005 was $.05, 11/15/2005 was $.043, 11/16/2005 was $.042, 11/17/2005
was $.043 and on 11/18/2005 was .045 for the five-day average of $.045.

            (c) STEVEN REUTHER and SAMUEL MAURO shall have mutually executed an Employment Agreement with Tropical-Sub whereby STEVEN REUTHER will have agreed to continue to act as the President of Tropical-Sub and SAM MAURO as the Vice President each for a twenty-four month-period of time and thereafter by mutual agreement for additional twelve month periods of time and to not compete with MPWE or any of its subsidiaries or affiliates for a period of thirty-six months from the Closing Date as worded in the individual agreements.


                            SECTION 8

                         CONFIDENTIALITY

      8.1 MPWE acknowledges that its principals have, and will, acquire information and materials from Sellers and/or Tropical and knowledge about the technology, business, products, strategies, customers, clients and suppliers of Tropical and that all such information, materials and knowledge acquired, are and will be trade secrets and confidential and proprietary information of Tropical (collectively, such acquired information, materials, and knowledge are the "Confidential Information"). MPWE, itself and behalf of its principals, covenants to hold such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in connection with the transactions contemplated by this Agreement and not to allow any unauthorized person access to such Confidential Information.

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      8.2  The Confidential Information disclosed by the Sellers and/or
Tropical to MPWE shall remain the property of the disclosing party.

      8.3 MPWE, and its principals, shall maintain in secrecy all Confidential Information disclosed to them by Sellers and/or Tropical using not less than reasonable care. MPWE, and its principals, shall not use or disclose in any manner to any third party any Confidential Information without the express written consent of the Sellers or until the Confidential Information is:

            (a)  publicly available or otherwise in the public domain; or

            (b)  rightfully obtained by any third party without restriction;
or

            (c) disclosed by Sellers and/or Tropical without restriction pursuant to judicial action, or government regulations or other requirements.

      8.4 The obligations of MPWE under Sections 8.1, 8.2, and 8.3 of this Agreement shall expire upon the sooner of the Closing or one year from the date hereof as to Confidential Information consisting of commercial and financial information and two years from the date hereof as to Confidential Information consisting of technical information. For this purpose, technical information shall include without limitation all developments, inventions, innovations, designs, discoveries, trade secrets and know-how, whether or not patentable or copyrightable.


                            SECTION 9

           NATURE AND SURVIVAL OF REPRESENTATIONS, ETC.

      9.1 All statements contained in any certificate or other instrument delivered by or on behalf of MPWE or Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by such party. All representations and warranties and agreements made by MPWE or Sellers in this Agreement or pursuant hereto shall survive the Closing Date hereunder until the expiration of the 12th month following the Closing Date,


                            SECTION 10

                          MISCELLANEOUS

      10.1 Notices. Any notices or other communication required or permitted hereunder shall be sufficiently given if written and delivered in person or sent by registered mail, postage prepaid, addressed as follows:

      to Sellers:  STEVEN REUTHER and SAMUEL MAURO
                   Tropical Printing LLC
                   2147D Porter Lake Drive
                   Sarasota FL 34240


      to MPWE:     M Power Entertainment Inc.
                   Attn:  Gary Kimmons
                   2602 Yorktown Place
                   Houston, TX  77056

or such other address as shall be furnished in writing by the appropriate person, and any such notice or communication shall be deemed to have been given as of the date so mailed.

      10.2 Time of the Essence. Time shall be of the essence of this Agreement

      10.3  Costs.   Each party will bear the costs and expenses incurred by
it in connection with this Agreement and the transactions contemplated hereby.

      10.4 Cancellation of Agreement. In the event that this Agreement is canceled by mutual agreement of the parties or by failure of any of the conditions precedent set forth in Paragraphs 8, 9, and 10, neither Sellers nor MPWE shall be entitled to any damages, fees, costs, or other consideration, except as set forth in 2.2 (b) above.

      10.5 Entire Agreement and Amendment. This Agreement and documents delivered at the Closing Date hereunder contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all other agreements, written or oral, with respect thereto. This Agreement may be amended or modified in whole or in part, and any rights hereunder may be waived only by an agreement in writing duly and validly executed in the same manner as this Agreement or by the party against
whom the waiver would be asserted.   The waiver of any right hereunder shall
be effective only with respect to the matter specifically waived and shall not act as a continuing waiver unless it so states by its terms.

      10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

      10.7  Governing Law.   This Agreement shall be governed by, and
construed and interpreted in accordance with, the laws of the State of Texas.

      10.8 Attorney's Fees and Costs. In the event any party to this Agreement shall be required to initiate legal proceedings to enforce performance of any term or condition of this Agreement, including but not limited to, the interpretation of any term or provision hereof, the payment of moneys or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys' fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal) notwithstanding the nature of the claim or cause of action asserted by the prevailing party.


                                                                 Page 13 of 14

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      10.9  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors, and assigns, as the case may be.

      10.10 Access to Counsel. Each party hereto acknowledges that each has had access to legal counsel of her or its own choice and has obtained such advice therefrom, if any, as such party has deemed necessary and sufficient prior to the execution hereof. Each party hereto acknowledges that the drafting of this Agreement has been a joint effort and any ambiguities or interpretative issues that may arise from and after the execution hereof shall not be decided in favor or, or against, any party hereto because the language reflecting any such ambiguities or issues may have been drafted by any specific party or its counsel.

      10.11 Captions. The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


M POWER ENTERTAINMENT INC.


By: /s/ Gary Kimmons
    ----------------------------
    Gary Kimmons
    President & CEO



TROPICAL PRINTING LLC


    /s/ Steven Reuther
By: _______________________________
    Steven Reuther

    /s/ Samuel Mauro
By: _______________________________
    Samuel Mauro